EXHIBIT 4.7

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF COMPANY COMMON STOCK ISSUABLE PURSUANT TO THE TERMS OF THIS SECURITY IS SUBJECT TO A MARKET STANDOFF RESTRICTION FOR UP TO 180 DAYS FOLLOWING THE PUBLIC STOCK OFFERING OF COMPANY STOCK.

PACIFIC DATAVISION

REDEEMABLE CONVERTIBLE PROMISSORY NOTE

Note 2013-

$[Principal Amount of Note]	January , 2013

This Redeemable Convertible Promissory Note (“Note”) is one of a series of notes (the “Notes”) issued in connection with that certain Note and Warrant Purchase Agreement between Pacific DataVision, a California corporation (the “Company”) and the Investors listed on Exhibit A thereto, dated January     , 2013 (the “Purchase Agreement”). Subject to the terms and conditions of this Note and the Purchase Agreement, the Company promises to pay to the order of [Name of Noteholder] (the “Holder”) in lawful money of the United States and in immediately available funds, the principal amount of $[Principal Amount of Note] plus any accrued and unpaid interest, on June 30, 2015 (the “Maturity Date”). Interest at the rate of ten percent (10%) per annum compounded quarterly shall accrue on the unpaid principal amount of this Note commencing on the date hereof and shall be paid pursuant to the terms of this Note.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Company, by the issuance of this Note, and the Holder hereof, by the acceptance of this Note, agree:

1. Payment.

1.1 Payment. In the event that the Note has not either been redeemed by the Company or converted into Company equity pursuant to Section 2 below, payment of the principle balance and any unpaid but accrued interest is due on June 30, 2014.

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2. Redemption by the Company and Optional Conversion.

2.1 Redemption. The Notes are redeemable, at the option of the Company, through June 30, 2014 at 140% of principal amount plus accrued interest and may be redeemed in whole or in part on a pro-rata basis among all holders of the Notes.

2.2 Optional Conversion. Unless this Note is previously redeemed by the Company, as per 2.1 above, upon the election of the Holder at any time subsequent to June 30, 2014 but prior to the date which is five (5) days prior to a Liquidation Event, the entire then-outstanding principal amount of this Note and accrued and unpaid interest thereon (or in each case, any portion thereof) may be converted into shares of the Company’s Series AA Preferred Stock (the “Series AA Preferred”). The number of shares of Series AA Preferred to be issued upon conversion of this Note pursuant to this Section 2.1 shall be equal to the quotient obtained by dividing (i) the entire then-outstanding principal amount of this Note and accrued and unpaid interest thereon by (ii) $0.40, rounded down to the nearest whole share.

3. Detachable Warrants

3.1 Detachable Warrants. For every $1,000 of principal amount of the Note, the Holder will also receive detachable warrants to purchase 5,000 shares of Series AA Preferred stock at $0.40 per share. The warrants shall be detachable and exercisable commencing July 1, 2014, and shall expire on January 1, 2018.

4. Events of Default.

4.1 Definition. The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder: (a) the failure of the Company after the Maturity Date to pay the principal and accrued interest under this Note; or (b) any Liquidation Event (as defined below).

4.2 Liquidation Event. If there shall occur (a) any Liquidation Event, the entire unpaid principal and accrued but unpaid interest on this Note shall automatically become due and payable, without any requirement by the Holder to give notice, present the Note, make demand, protest or give other notice of any kind of character, all of which are hereby expressly waived, anything herein to the contrary notwithstanding, and (b) any Event of Default (other than a Liquidation Event), then the Holder may declare the entire unpaid principal and accrued but unpaid interest on this Note immediately due and payable, by notice in writing to the Company, whereupon the entire unpaid principal and accrued but unpaid interest on this Note shall automatically become due and payable, without any further requirement by the Holder to present the Note, make demand, protest or give additional notice of any kind of character, all of which are hereby expressly waived, anything herein to the contrary notwithstanding. As used herein, “Liquidation Event” means the occurrence or institution by or against the Company of (i) any bankruptcy, reorganization, receivership or insolvency proceeding, (ii) any appointment of a receiver or custodian for all or a substantial portion of the Company’s property; (iii) any assignment for the benefit of, or composition or arrangement with, the creditors of the Company (whether or not pursuant to bankruptcy or other insolvency laws), or (iv) any dissolution, liquidation, or other marshalling of the assets and liabilities of the Company.

5. The Holder’s Rights on Default. Upon the occurrence and during the continuance of any Event of Default, the Holder shall have all the rights provided to a creditor in the California Commercial Code and all other rights available at law or in equity.

6. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Note. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee or assignee, as applicable. Interest and principal are payable only to the registered holder of this Note.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holders of at least a majority of the aggregate principal amount of the Promissory Notes then outstanding; provided, however, that the terms of any such amendment, waiver or modification shall apply equally to all outstanding Promissory Notes.

8. Notices. Except as otherwise provided, all notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) upon delivery, if delivered by hand, (ii) one (1) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iii) one (1) business day after the day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed, (a) if to the Holder, at Holder’s address set forth on Exhibit A of the Purchase Agreement, or at such other address as such Holder shall have furnished the Company in writing, or (b) if to the Company, at the following address:

Pacific DataVision

Attn: Chief Executive Officer

100 Delawanna Avenue

Suite 501

Clifton, NJ 07014 Fax: (973) 473-0303

With a copy to:

DLA Piper LLP (US)

Attn: Jeffrey Thacker, Esq.

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Fax: (858) 677-1401

or at such other address as the Company shall have furnished to the Holder in writing.

9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws. Any conflict or claim relating to this Note will be settled through binding arbitration as set forth in the Purchase Agreement.

10. Headings; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

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IN WITNESS WHEREOF, this Convertible Secured Promissory Note is executed as of the date first written above.

COMPANY:

Pacific DataVision

By:
John Pescatore
Chief Executive Officer